Exhibit 99.1

                           Payless ShoeSource Announces:

     --  Results for the Second Quarter of Fiscal 2004

     --  Strategic Initiatives

    TOPEKA, Kan., Aug. 12 /PRNewswire-FirstCall/ -- Payless ShoeSource, Inc. (NYSE: PSS) today announced results for the second quarter 2004 and a series of strategic initiatives as part of an ongoing program to build long-term shareowner value.

    The company announced that for the second quarter of fiscal 2004, which ended July 31, 2004, net earnings were $3.7 million and diluted earnings per share were $0.05. The results include a non-cash pre-tax restructuring charge of $36.7 million related to the strategic initiatives. After income taxes, minority interest and anticipated income tax rate adjustments, the charge was $16.9 million or $0.25 per share on a diluted basis. During the second quarter of fiscal 2003, the company achieved net earnings of $5.2 million and diluted earnings per share of $0.08.


    Strategic Initiatives

    During the second quarter, the company decided to take action relating to five strategic initiatives. These initiatives are directed toward sharpening the company's focus on its core business strategy, increasing profitability, improving the company's operating margin and building long-term shareowner value. The strategic initiatives include:

    -- The previously announced decision to sell or dispose of all 181 Parade stores, and related operations;

    -- The sale or disposal of all 32 Payless ShoeSource stores in Peru and Chile, and related operations;

    -- The closing of approximately 260 Payless ShoeSource stores, in addition to the approximately 230 stores that had originally been scheduled for closing or relocation as a part of the normal course of business in fiscal 2004;

    -- The reduction of wholesale businesses that provide no significant growth opportunity, and;

    -- A comprehensive review of our expense structure and appropriate reductions to improve profitability.

       In fiscal 2003, the operations relating to the strategic initiatives had combined sales of approximately $210 million and operating losses of approximately $29 million. The non-cash pre-tax restructuring charge of $36.7 million in the second quarter is related to the impairment of the assets associated with Chile, Peru, Parade and the approximately 260 Payless stores to be closed. The company intends to complete these strategic initiatives by the end of fiscal 2004.

    The company estimates that the costs for lease terminations, severance, and other exit costs relating to the strategic initiatives could be in the range of $40 million to $60 million. However, the final financial impact of the strategic initiatives is dependent upon the ultimate exit transactions. The present value of operating leases on all operations relating to the strategic initiatives was approximately $116 million as of the end of the second quarter 2004.


    Chairman's Comments

    "Payless ShoeSource is committed to serving the interests of our shareowners by building long-term shareowner value through improved execution of our core business strategy," said Steven J. Douglass, Chairman and Chief Executive Officer of Payless ShoeSource, Inc. "During the second quarter, we made decisions on strategic initiatives in order to sharpen our focus on our core business strategy.

    "The decision to exit Parade was based on the conclusion that its contribution to our core business strategy is diminishing. Parade, which offers mid-price footwear and accessories in leather and fine fabrics for women, provided Payless the opportunity to develop relationships with footwear designers and branded footwear suppliers, as well as a window on women's fashion direction. We believe that the Payless merchandising team now has a solid foundation of fashion knowledge and relationships and that therefore, an exit from Parade is now in the best long-term interest of our shareowners.

    "As we have previously disclosed, operations in Chile and Peru were not performing up to our company standards. After careful review, and several months of effort to improve performance in these two countries, we determined it is now prudent to focus resources on more profitable alternatives.

    "In addition, because of the weaker sales performance during second quarter 2004, our management team decided to accelerate the closing of approximately 260 stores despite the fact that their leases are not scheduled to expire for a number of years. This action was a proactive decision to more quickly position the chain to increase profits and net margin -- and ultimately provide a greater return to shareowners.

    "We have been exploring a number of small wholesaling opportunities over the past few years. The decision to reduce our wholesaling effort is also consistent with our intent to focus on our core business."


    Review Of Second Quarter Operations

    Company sales for the second quarter 2004 totaled $727.9 million, a
0.5 percent decrease from $731.5 million during the second quarter 2003. Same-store sales decreased 0.9 percent during the second quarter 2004. Unit sales decreased by 8.0 percent and average unit retail increased by
8.0 percent in the second quarter, compared with the same period last year.
In the first six months of 2004, company sales totaled $1.45 billion, a
1.4 percent increase from $1.43 billion in the first six months of 2003. Also during the first six months of 2004, same-store sales increased 0.9 percent.

    Gross margin was 30.9 percent of sales in the second quarter 2004 versus
27.1 percent in the second quarter 2003. The improvement resulted primarily from fewer markdowns, as the company was less promotional than in 2003, as well as more favorable initial mark-ups relative to the same period last year. During the first six months of 2004, gross margin was 30.8 percent of sales versus 28.2 percent in the first six months of 2003.

    Selling, general and administrative expenses were 26.2 percent of sales in the second quarter 2004 versus 25.8 percent in the second quarter 2003. The increase over last year reflects higher payroll-related costs, increased expenses for insurance, professional services related to the proxy contest, costs related to compliance with Sarbanes-Oxley, and the negative leverage of lower sales. These were partially offset by a $2.6 million decrease in advertising expense relative to the second quarter 2003. In addition, during the second quarter 2003 the company wrote off debt costs in conjunction with the debt restructuring. During the first six months of 2004, selling, general and administrative expenses were 26.9 percent of sales versus 25.8 percent in the first six months of 2003. The rate of increase in S,G & A narrowed in the second quarter. However, the company is not satisfied with the current S,G & A expense rate and is reviewing opportunities to reduce its cost structure.

    The effective income tax benefit rate of 58.2% for the quarter was driven primarily by the impact of the impairment charges, which necessitated an adjustment to reflect an effective income tax rate of 23.2 percent for the first half of the year. The company anticipates a tax benefit at the rate of
23.2 percent for the fiscal year 2004.

    Minority interest represents the company's joint venture partners' share of operating profits or losses on international operations. The increase in minority interest in the second quarter is due to the impairment charge recorded on operations in Peru and Chile.

    During the first six months of fiscal 2004, net earnings were $17.5 million and diluted earnings per share were $0.26, including the impairment charges for the strategic initiatives in the second quarter. During the first six months of 2003, net earnings were $19.3 million and diluted earnings per share were $0.28.


    Balance Sheet

    The company ended the second quarter 2004 with a cash balance of $185.7 million, an increase of $71.3 million over the second quarter 2003.

    Total inventories at the end of the second quarter 2004 were $414.3 million compared to $418.6 million at the end of the second quarter 2003. Inventory per store decreased by 2.0 percent.

    There were no borrowings on the company's Revolving Credit Facility outstanding as of the end of the second quarter 2004.


    Store Count and Capital Expenditures

    In the second quarter 2004, the company opened 68 new stores and closed 62, for a net increase of 6 stores. The total store count at the end of the second quarter 2004 was 5,072, including 150 stores in the company's Central American region, 62 stores in South America and 296 stores in Canada.

    With the exit from approximately 470 to 475 stores relating to the strategic initiatives, and the 230 stores that were already scheduled for closing or relocation as part of the normal course of business in 2004, the company now intends to close a total of approximately 700 to 705 stores in fiscal 2004. The company remains on schedule to open approximately 300 new stores in fiscal 2004, resulting in a total expected net reduction of approximately 400 to 405 stores for the year. The company began the year with 5,042 stores. Thus the company's store count is expected to be approximately 4,640 stores at the end of fiscal 2004.

    Payless ShoeSource expects to open its first test store in Japan during 2004. The company has curtailed any other expansion into new international markets to focus on its core business.

    Total capital expenditures were $25.4 million in the second quarter 2004, and $51.0 million for the first half of the year. Payless expects net capital expenditures for the fiscal year 2004 to be approximately $110 million.

    Commenting on the second quarter results, Mr. Douglass said, "Our sales performance started strong during the second quarter of 2004, with same-store sales growth of 3.9 percent during May. However, in June, sales of seasonal merchandise slowed across much of the country. Also, many competitors in the apparel and footwear market appeared to take clearance markdowns earlier in the season. In addition, throughout the quarter, it is likely that consumer buying patterns were impacted by higher energy prices. Payless decided to remain less promotional than last year and therefore protect our gross margin. Our tighter inventory management provided us the flexibility to improve operating results, absent the restructuring charge, despite lower sales for the quarter."


    Board Of Directors

    In July 2004, Judith K. Hofer was elected to the Company's Board of Directors, with a term to expire in 2005. Ms. Hofer was also elected to serve on the Compensation, Nominating and Governance Committee of the company's Board of Directors. Ms. Hofer brings to the Payless Board extensive expertise in retail merchandising over a 36-year career in retail management.

    With the addition of Ms. Hofer, the Payless ShoeSource Board now consists of ten directors, including eight independent directors.


    2004 Outlook

    Payless remains committed to its objective of 30% gross margin for fiscal 2004. To accomplish this objective, the company must achieve low-single-digit positive same store sales on a consistent basis for the remainder of the year through:

    -- More consistent, improved execution of the company's Merchandise Authority strategy, delivering value to customers through merchandise that is right, distinctive and targeted for Payless customers;

    -- Tight control of inventory, reacting quickly to changes in consumer demand, to minimize the need for markdowns;

    --  Focused marketing with complete alignment of messages; and,

    -- Continued emphasis on educating Payless store associates to use key service behaviors, identified to impact conversion in their interactions with customers.

       Payless does not give specific guidance for sales or earnings. Key components of cash flow, excluding the impact of the strategic initiatives for fiscal year 2004 are expected to include:

    --  Depreciation and amortization of $100 to $105 million dollars;

    -- Capital expenditures of $110 million dollars, net of the contribution from the Company's joint venture partners; and,

    -- Working capital should be approximately neutral for the full year, subject to normal seasonal fluctuations.

       Payless ShoeSource, Inc. is the largest family footwear retailer in the Western Hemisphere. The Company operates a total of 5,072 stores offering quality family footwear and accessories at affordable prices. In addition, customers can buy shoes over the Internet through Payless.com(R), at http://www.payless.com .

    This release contains forward-looking statements relating to such matters as anticipated financial performance, international expansion opportunities, consumer spending patterns, capital expenditure plans, business prospects, products, future store openings and closings, possible strategic initiatives and similar matters. Forward looking statements are identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," or variations of such words. A variety of known and unknown risks and uncertainties and other factors could cause actual results and expectations to differ materially from the anticipated results or expectations which include, but are not limited to: changes in consumer spending patterns; changes in consumer preferences and overall economic conditions; the impact of competition and pricing; changes in weather patterns; the financial condition of the Company's suppliers and manufacturers; changes in existing or potential duties, tariffs or quotas; changes in relationships between the United States and foreign countries, changes in relationships between Canada and foreign countries; economic and political instability in foreign countries, or restrictive actions by the governments of foreign countries in which suppliers and manufacturers from whom the Company sources are located or in which the Company has retail locations or otherwise does business; changes in trade, customs and/or tax laws; fluctuations in currency exchange rates; availability of suitable store locations on acceptable terms; the ability to terminate leases on acceptable terms; the ability to hire and retain associates; performance of other parties in strategic alliances; and general economic, business and social conditions, performance of our partners in joint ventures; the ability to comply with local laws in foreign countries; threats or acts of terrorism; strikes, work stoppages and/or slow downs by unions that play a significant role in the manufacture, distribution or sale of product. Please refer to the Company's 2003 Annual Report and its Form 10-K for the fiscal year ended January 31, 2004 for more information on these and other risk factors that could cause actual results to differ. The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    [Unaudited Condensed Consolidated Statements of Earnings, Balance Sheets and Statements of Cash Flows Attached]


    NOTES REGARDING ATTACHMENTS:

    -- The condensed consolidated statements of earnings, balance sheets and statements of cash flows have been prepared in accordance with the Company's accounting policies as described in the Company's 2003 Form 10-K, on file with the Securities and Exchange Commission, and should be read in conjunction with the 2003 Annual Report to Shareowners. In the opinion of management, this information is fairly presented, and all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results for the interim periods have been included.

                              PAYLESS SHOESOURCE, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                                 (UNAUDITED)

    (Millions, except per share data)
                                              13 Weeks          26 Weeks
                                            Ended  Ended     Ended    Ended
                                            July   August    July     August
                                             31,      2,      31,        2,
                                            2004    2003     2004      2003

    Net sales                              $727.9  $731.5  $1,449.9  $1,429.2

    Cost of sales                           502.7   533.2   1,003.5   1,026.5

    Gross margin                            225.2   198.3     446.4     402.7

    Selling, general and administrative
     expenses                               190.7   188.7     390.0     368.8

    Restructuring                            36.7     -        36.7       -

    Operating (loss) profit                  (2.2)    9.6      19.7      33.9

    Interest expense, net                     4.5     3.3       8.9       7.4

    (Loss) Earnings before income taxes
     and minority interest                   (6.7)    6.3      10.8      26.5

    (Benefit) Provision for income taxes     (3.9)    2.3       2.5       9.7

    Net (loss) earnings before minority
     interest                                (2.8)    4.0       8.3      16.8

    Minority interest, net of income tax      6.5     1.2       9.2       2.5

    Net Earnings                             $3.7    $5.2     $17.5     $19.3

       Diluted earnings per share           $0.05   $0.08     $0.26     $0.28

    Basic earnings per share                $0.05   $0.08     $0.26     $0.28

    Diluted weighted average shares
     outstanding                             68.1    68.1      68.0      68.1

    Basic weighted average shares
     outstanding                             68.0    68.0      68.0      68.0

                              PAYLESS SHOESOURCE, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (UNAUDITED)

                                             July 31,   August 2,  January 31,
    (dollars in millions)                      2004       2003        2004

    ASSETS:

    Current assets:
        Cash and cash equivalents             $185.7      $114.4      $148.9
        Restricted cash                         33.5        33.0        33.5
        Inventories                            414.3       418.6       392.4
        Current deferred income taxes           23.3        16.1        17.3
        Other current assets                    65.1        67.8        61.0
    Total current assets                       721.9       649.9       653.1

    Property and Equipment:
        Land                                     8.0         8.4         8.0
        Property, buildings and equipment    1,183.9     1,149.7     1,188.7
        Accumulated depreciation              (795.9)     (737.7)     (764.7)
        Property and equipment, net            396.0       420.4       432.0

    Favorable leases, net                       24.3        31.8        29.2

    Deferred income taxes                       32.8        29.1        27.7

    Goodwill, net                                5.9         5.9         5.9

    Other assets                                29.3        31.7        24.9

    TOTAL ASSETS                            $1,210.2    $1,168.8    $1,172.8


    LIABILITIES AND EQUITY:

    Current liabilities:
        Current maturities of
         long-term debt                         $0.8        $0.9        $0.9
        Notes payable                           33.5        33.0        33.5
        Accounts payable                       129.9       114.3       133.0
        Accrued expenses                       146.6       120.6       117.8
    Total current liabilities                  310.8       268.8       285.2

    Long-term debt                             204.1       203.1       202.8
    Deferred income taxes                       ---         ---          0.7
    Other liabilities                           62.6        54.9        60.6
    Minority interest                            8.2        18.3        16.0

    Equity                                     624.5       623.7       607.5

    TOTAL LIABILITIES AND EQUITY            $1,210.2    $1,168.8    $1,172.8

                              PAYLESS SHOESOURCE, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (UNAUDITED)

                                               Year to Date        Year Ended
                                           July 31,     August 2,  January 31,
    (dollars in millions)                    2004          2003        2004

    OPERATING ACTIVITIES:
    Net earnings (loss)                     $17.5         $19.3         $(0.1)
    Adjustments for noncash items
     included in net earnings (loss):
          Restructuring                      36.7          ---           ---
          Loss on impairment and disposal
           of assets                          4.8          10.3          16.6
          Depreciation and amortization      49.8          50.2          99.3
          Amortization of unearned
           restricted stock                   0.4           0.3           0.8
          Deferred income taxes             (11.8)          0.2           1.1
          Minority interest, net of tax      (9.2)         (2.5)         (7.0)
          Income tax charge of stock
           option exercises                  ---           ---           (0.8)
    Changes in working capital:
          Inventories                       (21.9)         33.9          60.1
          Other current assets               (4.1)         (6.9)          2.7
          Accounts payable                   (3.1)          7.9          26.6
          Accrued expenses                   28.8          (5.1)         (5.9)
    Other assets and liabilities, net        (2.4)         10.8          17.9

    TOTAL OPERATING ACTIVITIES               85.5         118.4         211.3

    INVESTING ACTIVITIES:
    Capital expenditures                    (51.0)        (55.3)       (114.4)
    Disposition of property and equipment    ---           ---            1.0

    TOTAL INVESTING ACTIVITIES              (51.0)        (55.3)       (113.4)

    FINANCING ACTIVITIES:
    Issuance of notes payable                ---            4.5           5.0
    Restricted cash                          ---           (4.5)         (5.0)
    Issuance of long-term debt                1.6         196.7         196.7
    Payment of deferred financing costs      (0.2)         (5.0)         (7.1)
    Repayments of long-term debt             (0.5)       (216.6)       (216.9)
    Net purchases of common stock            ---           (0.2)         (0.3)
    Contributions by minority owners          1.5           3.6           4.4
    Other financing activities               (0.1)         (0.7)          0.7

    TOTAL FINANCING ACTIVITIES                2.3         (22.2)        (22.5)

    INCREASE IN CASH                         36.8          40.9          75.4

    Cash and Cash Equivalents, Beginning
     of Period                              148.9          73.5          73.5
    Cash and Cash Equivalents, End of
     Period                                $185.7        $114.4        $148.9

SOURCE  Payless ShoeSource, Inc.
    -0-                             08/12/2004
    /CONTACT: Timothy J. Reid of Payless ShoeSource, Inc., +1-785-295-6695/ /Company News On-Call: http://www.prnewswire.com/comp/136152.html / /Web site: http://www.paylessinfo.com /
    (PSS)

CO:  Payless ShoeSource, Inc.
ST:  Kansas
IN:  REA FAS
SU:  ERN ERP